Exhibit 2.2

AMENDMENT TO SHARE SALE AND SHAREHOLDERS AGREEMENT

This Amendment to Share Sale and Shareholders Agreement (“Amendment”) is made on 2 January 2011, but with effect from 1 January 2011 (“Amendment Effective Date”) between Eservices Responsys Pty Ltd (formerly Eservices Group Pty Ltd) (“Eservices”), Diversified Marketing Services Pty Ltd (“DMS”), Cross Brothers Nominees Pty Ltd (“Cross Brothers”), O’Day Nominees Pty Ltd (“O’Day”) and Responsys, Inc. (“Responsys”) and amends that Share Sale and Shareholders Agreement dated 1 July 2010 between the same parties (“Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties desire to accelerate the purchase by Responsys of the remaining 50% of the equity of Eservices not presently held by Responsys, consisting of the Further Sale Shares and the Final Sale Shares (collectively, “Remaining Sale Shares”) to be consummated as of 3 January 2011 (“Remaining Sale Completion Date”);

NOW, THEREFORE, the parties agree as follows:

1	REMOVAL OF PROVISIONS RELATING TO PURCHASE OF FURTHER SALE SHARES AND FINAL SALE SHARES

Effective as of the Amendment Effective Date, Parts B and C of the Agreement are hereby amended by deleting clauses 7-10, 11-14 and 15.9, and all of their associated sub-clauses. Each of the deleted clauses in Parts B or C that are not replaced as provided in Clause 2 of this Amendment shall be deemed to state: “Intentionally omitted.”

2	SALE AND PURCHASE OF REMAINING SALE SHARES

Effective as of the Amendment Effective Date, Part B of the Agreement is hereby amended by adding the following clauses 7-9 and sub-clauses:

7	Agreement to sell and purchase

The Vendors have agreed to sell and Responsys has agreed to purchase the Remaining Sale Shares, free from any Encumbrance, subject to the terms and conditions of the Agreement (as amended by this Amendment). Such sale and purchase shall be effective as of the Remaining Sale Completion Date.

7.1	Waiver of pre-emptive rights

Each of the Vendors hereby waives any pre-emptive rights that they may have in relation to the Remaining Sale Shares, whether arising under the Constitution, the Agreement (as amended by this Amendment) or otherwise.

7.2	Respective Proportions

Each Vendor will sell to Responsys its portion of the Remaining Sale Shares as set forth in Part 3 of Schedule 1, and will be entitled to receive only its Respective Proportion of the Remaining Purchase Price (defined below).

7.3	Interdependence

Each agreement to sell and purchase between the Vendors and Responsys is conditional and interdependent on the other, those agreements to be settled simultaneously in the manner set out in the Agreement (as amended by this Amendment).

7.4	Shareholdings following sale and purchase of Remaining Sale Shares

Immediately following completion of the sale and purchase of the Remaining Sale Shares (“Remaining Sale Completion”), Responsys shall own 100% of the equity of the Company and the Vendors shall hold no equity interest (or any right to acquire any equity interest) in the Company.

8	PURCHASE PRICE FOR REMAINING SALE SHARES

8.1	Calculation of the Remaining Purchase Price

The Remaining Purchase Price to be paid by Responsys for the Remaining Sale Shares will be calculated in accordance with the following formula:

RPP = (1.55 x A) x 50%

where:

(a)	RPP is the Remaining Purchase Price; and

(b)	A is the revenue of the Company for the calendar year ending 31 December 2010, as disclosed by the audited accounts of the Company.

8.2	Payment of the Remaining Purchase Price

(a)

As the Remaining Purchase Price will not be capable of being fully ascertained at the Remaining Sale Completion Date, the parties (acting reasonably, cooperatively and in good faith) shall reach agreement immediately prior to Remaining Sale Completion on an estimated value of the Remaining Purchase Price (Estimated Remaining Purchase Price), and Responsys will pay to the Vendors an aggregate amount equal to 90% of that Estimated Remaining Purchase Price (such resulting amount, the Initial Remaining Payment).

Responsys will pay to each of the Vendors such Vendor’s Respective Proportion of the Initial Remaining Payment at Remaining Sale Completion.

(b)	Within 5 Business Days after completion of the audit of the accounts of the Company for the calendar year ending 31 December 2010 (which must be no later than 45 days after the Remaining Sale Completion Date), Responsys will pay to each of the Vendors such Vendor’s Respective Proportion of the balance of the unpaid portion of the actual quantum of the Remaining Purchase Price, which the parties acknowledge and agree will be, in the aggregate, equal to the Remaining Purchase Price less the Initial Remaining Payment.

9	REMAINING SALE COMPLETION

9.1	Date and time

Remaining Sale Completion shall take place on the Remaining Sale Completion Date at the offices of the Company at Level 10, 468 St Kilda Road, Melbourne, Victoria, Australia at 5.01 pm.

9.2	Vendors’ obligations on Remaining Sale Completion

On Remaining Sale Completion the Vendors will:

(a)	deliver to:

(i)	Responsys completed original transfers of the Remaining Sale Shares duly executed by each Vendor (as transferor) in favour of Responsys (as transferee);

(ii)	the Company the original share certificates issued to the Vendors in respect of the Remaining Sale Shares; and

(b)	cooperate with Responsys to cause a meeting of the Directors of the Company to be held at which:

(i)	the Directors shall resolve to register the share transfers referred to in clause 9.2(a)(i) and on registration to issue an appropriate share certificate in the name of Responsys in respect of the Remaining Sale Shares;

(ii)	the Directors shall resolve to cancel the existing share certificates issued in the names of the Vendors;

(iii)	the Directors shall resolve to appoint as Directors those persons nominated in writing by Responsys provided that those persons have consented in writing to such appointment;

(c)	take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Agreement (as amended by this Amendment); and

(d)	perform all other obligations to be performed by them on Remaining Sale Completion under the Agreement (as amended by this Amendment).

9.3A	Directors resignations

The Directors affiliated with Vendors shall tender their resignations on payment of the balance of the Remaining Purchase Price pursuant to clause 8.2(b) at the discretion of Responsys.

9.3	Purchaser’s obligations on Remaining Sale Completion

Subject to the Vendors satisfying their obligations under clause 9.2, Responsys will on Remaining Sale Completion:

(a)	pay to the Vendors in their Respective Proportions an amount equal to the Remaining Purchase Price as agreed under clause 8.2; and

(b)	perform all other obligations to be performed by Responsys on Remaining Sale Completion under the Agreement (as amended by this Amendment).

Such payment shall be made, at each Vendor’s election either: (i) in Immediately Available Funds, or (ii) in a number of shares of Responsys common stock equal to such Vendor’s share of the Remaining Purchase Price, with each share of Responsys common stock having a value equal to USD 1.85, which is the fair market value of Responsys common stock as determined by the Board of Directors of Responsys at its meeting on 15 December 2010 in good faith and based on a contemporaneous third party valuation report (fractional shares to be disregarded). In the event a Vendor elects to receive Responsys Common Stock, such Vendor shall make the additional representations, warranties and covenants set forth in Schedule 7.

9.4	Title

Title to and property in the Remaining Sale Shares:

(a)	until Remaining Sale Completion, remains solely with the Vendors; and

(b)	passes to Responsys with effect from Remaining Sale Completion.

9.5	Interdependence

The requirements of clauses 9.2 and 9.3 are interdependent and must be carried out contemporaneously. No delivery or payment will be taken to have been made until all deliveries and payments have been made.

3	AMENDMENT TO SURVIVAL OF VENDORS’ WARRANTIES

Effective as of the Amendment Effective Date, “20 months” in clause 15.2 of the Agreement is hereby amended to “8 months.”

4	AMENDMENTS TO DEFINITIONS AND SCHEDULES

4.1	Definitions

Effective as of the Amendment Effective Date, the following defined terms are hereby deleted from Clause 1 of the Agreement: Cross O’Day Final Purchase Price; DMS Final Purchase Price; Final Call Option; Final Completion; Final Completion Date; Final Purchase Price; Final Put Option; Final Sale Shares; First Call Option; First Put Option; Further Completion; Further Completion Date; Further Purchase Price; and Further Sale Shares.

4.2	Schedules

Effective as of the Amendment Effective Date, Schedule 1 of the Agreement is hereby amended by deleting Parts 4-6.

5	MISCELLANEOUS

5.1	Conflicts

All other terms of the Agreement shall remain unchanged and in full force and effect. The terms and conditions of this Amendment and the Agreement shall be construed as much as possible in a manner that is consistent with one another and to enforce the parties’ intent; provided, the terms and conditions of this Amendment shall control and/or supersede any conflicting or inconsistent terms and conditions of the Agreement.

5.2	Counterparts

This Amendment may be executed in multiple counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Amendment may be evidenced by facsimile transmission.

Schedule 7

1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDORS. Each Vendor hereby represents, warrants and covenants to Responsys, severally and not jointly, as follows:

1.1 Purchase Entirely for Own Account. The Responsys common stock to be acquired by the Vendor under the Agreement, as amended by the Amendment (“Responsys Shares”) will be acquired for investment for the Vendor’s own account (or as trustee for a family trust), and not with a view to the resale or distribution of any part thereof, and the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same.

1.2 Restricted Securities. The Vendor understands that the Responsys Shares have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder (collectively, “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Vendor’s representations as expressed herein. The Vendor understands that the Responsys Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Vendor must hold the Responsys Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Vendor acknowledges that Responsys has no obligation to register or qualify the Responsys Shares for resale. The Vendor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Responsys Shares, and on requirements relating to Responsys which are outside of the Vendor’s control, and which Responsys is under no obligation and may not be able to satisfy.

1.3 No Public Market. The Vendor understands that no public market now exists for the Responsys Shares, and that Responsys has made no assurances that a public market will ever exist for the Responsys Shares.

1.4 Legends. The Vendor understands that the Responsys Shares, and any securities issued in respect of or exchange for the Responsys Shares, may bear any one or more of the following legends: (a) any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the Responsys Shares represented by the certificate so legended; and (b) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO

TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO RESPONSYS THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

1.5 Foreign Investors. Vendor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with its purchase of the Responsys Shares, including (a) the legal requirements within its jurisdiction for the purchase of the Responsys Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Responsys Shares. The Vendor’s payment for and continued beneficial ownership of the Responsys Shares will not violate any applicable securities or other laws of the Vendor’s jurisdiction.

1.6 Regulation S. Vendor makes the following additional representations, warranties and agreements:

(a) Vendor is not a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act. The offer and sale of the Responsys Shares to such Vendor was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and the Vendor is not acquiring the Responsys Shares for the account or benefit of any U.S. Person;

(b) Vendor will not offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S; and

(c) Vendor will offer, sell, pledge or otherwise transfer the Responsys Shares (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.

Vendor acknowledges and agrees that Responsys shall not register the transfer of the Responsys Shares in violation of these restrictions.

1.7 Lock-up Agreement. Effective as of Remaining Sale Completion, each Vendor shall execute a lock-up agreement in the form provided by Responsys with respect to the Responsys Shares. Each Vendor also hereby covenants to Responsys that it shall abide by the restrictions in such agreement.

EXECUTED as an agreement

EXECUTED by Eservices Responsys Pty	)
Ltd in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

/s/ Hylton Mackley	/s/ Paul Cross
Director	Director/Secretary

Hylton Mackley	Paul Cross
Print Name of Director	Print name of Director/Secretary

EXECUTED by Diversified Marketing	)
Services Pty Ltd in accordance with	)
section 127 of the Corporations Act 2001)
(Cth):	)

/s/ Hylton Mackley	/s/ Ann Williams
Director	Director/Secretary

Hylton Mackley	Ann Williams
Print Name of Director	Print name of Director/Secretary

EXECUTED by Cross Brothers Nominees	)
Pty Ltd in its capacity as trustee for	)
APSN Trust in accordance with section	)
127 of the Corporations Act 2001 (Cth):	)

/s/ Anthony Cross		/s/ Paul Cross
Director		Director/Secretary

Anthony Cross		Paul Cross
Print Name of Director		Print name of Director/Secretary

EXECUTED by O’Day Nominees Pty Ltd	)
in its capacity as trustee for O’Day Trust	)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

/s/ Claudia Mazuelos		/s/ Simon O’Day
Director		Director/Secretary

Claudia Mazuelos		Simon O’Day
Print name of Director		Print Name of Director/Secretary

EXECUTED for and on behalf of	)
Responsys, Inc. by its duly authorised	)
representative in the presence of:	)
)

/s/ Michael Springer		/s/ Daniel Springer
Signature of Witness		Signature of Authorised Representative

Michael Springer		Daniel Springer CEO
Print Name of Witness		Print name of Authorised Representative